EXHIBIT 10.26

CAL DIVE INTERNATIONAL, INC.
DIRECTORS DEFERRED COMPENSATION PLAN

1. Purpose.  The purpose of the Cal Dive International, Inc. Directors Deferred Compensation Plan (the “Plan”) is to aid the Company in attracting and retaining experienced outside or non-employee directors by providing them with tax-deferred savings opportunities.  The Plan is intended to comply with Code Section 409A.

2. Definitions.  For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

“Account” means the bookkeeping account maintained by the Company for each Participant pursuant to Section 4.

“Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Section 6.

“Board” means the Board of Directors of the Company.

“Cash Compensation” means all compensation payable by the Company in cash to a Non-Employee Director for his or her services as a member of the Board, including, without limitation, any annual retainer, fees for attending meetings of the Board or any committee thereof, fees for acting as chairperson of the Board or any committee, and any other fees as may become payable to a Non-Employee Director, including the additional retainer payable to the lead independent director.  “Cash Compensation” does not include expense reimbursements, any form of noncash compensation, stock-based plan awards, or benefits.

“Change of Control” means:

(a)           the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding shares of the Common Stock; provided, however, that for purposes of this section (a), the following events shall not constitute a Change of Control:

(1)           any acquisition of Common Stock directly from the Company,

(2)           any acquisition of Common Stock by the Company,

(3)           any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or

(4)           any acquisition of Common Stock by any entity pursuant to a transaction that complies with paragraphs (1), (2), and (3) of section (c) of this definition; or

(b)           individuals who, as of January 1, 2011, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to such date through an election, or a nomination for election by the Company’s stockholders, approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c)           consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination:

(1)           Persons who were the beneficial owners of the Company’s outstanding common stock and any other securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination continue to have collectively the direct or indirect beneficial ownership, respectively, of 50% or more of the then-outstanding shares of common stock, and 50% or more of the Voting Power of the then-outstanding voting securities of the corporation resulting from such Business Combination (which, for purposes of this paragraph (1) and paragraphs (2) and (3), shall include a corporation which as a result of such transaction controls the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); and

(2)           except to the extent that such ownership in the Company existed prior to the Business Combination, no Person (excluding, for the purpose of this clause, any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined Voting Power of the then-outstanding voting securities of such corporation; and

(3)           at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Business Combination, or, in the absence of an agreement, of the action taken by the Board approving such Business Combination; or

(d)           approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any other provision of this definition of Change of Control, no payment shall be made from this Plan as a result of a Change of Control unless such event qualifies as a Change of Control under Section 409A.

“Change of Control Participant” has the meaning set forth in Section 8.2(a).

“Code” means the Internal Revenue Code of 1986, as amended, and including, for each Code section referenced, the regulations and guidance issued thereunder.  References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

“Common Stock” means the Company’s common stock, $0.01 par value per share.

“Committee” means the Compensation Committee of the Board.

“Company” means Cal Dive International, Inc., a Delaware corporation, and its successors and assigns, including but not limited to any corporation or entity with or into which such company may merge or consolidate.

“Deferral Amount” has the meaning set forth in Section 3.3.

“Deferral Period” has the meaning set forth in Section 3.5.

“Designee” means any individual(s) to whom the Board or the Committee has delegated the authority to take action under the Plan.  Wherever Board or Compensation is referenced in the Plan, such reference shall be deemed to also refer to such entity’s Designee.

“Disabled.”  A Participant shall be considered “Disabled” if the Committee determines, in its discretion exercised in good faith, that:

(a)           the Participant has a mental or physical condition that would entitle him, if he were an employee of the Company or its subsidiaries, to disability income payments under the Company’s long-term disability insurance policy or plan for employees then in effect, or

(b)           if the Company does not maintain a long-term disability insurance policy or plan, the Participant has a permanent and total disability, as defined in Code Section 22(e)(3).

A determination that a Participant is Disabled may be made by a physician selected or approved by the Committee, and, in this respect, the Participant shall submit to an examination by such physician upon request of the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Non-Employee Director” means any member of the Board who is not employed by the Company.

“Participant” means any Non-Employee Director who elects to participate by filing a Participation Agreement as provided in Section 3, and any former Non-Employee Director who has an Account balance under the Plan.

“Participation Agreement” means the form completed by a Participant in accordance with Section 3.

“Person” means a natural person or entity, and shall also mean any partnership, limited partnership, limited liability company, syndicate, or other group that would be treated as a Person under Sections 13(d)(3) or 14(d)(2) of the Exchange Act because it had been formed for the purpose of acquiring, holding, or disposing of a security; provided that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

“Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

“Restricted Stock Units” means any grant of restricted stock units from the Company to the Participant under a stockholder-approved equity incentive plan of the Company.

“Separation from Service” means “separation from service” with the Company as defined in Treasury Regulation Section 1.409A-1(h).  A Participant shall not be considered to have incurred a Separation from Service until the Participant has ceased to provide any services for the Company, its subsidiaries, and any other entity that would be treated as a member of a controlled group that includes the Company under Code Section 414(b) or (c) (as modified by substituting 50% ownership for 80% for all purposes thereof), without any expectation of the Participant being retained to provide future services as a director or independent contractor.

“Unforeseeable Emergency” means a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency.  Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) may also constitute an Unforeseeable Emergency.  An Unforeseeable Emergency must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(3) in order for a payment to be made.  Whether a Participant is faced with an “Unforeseeable Emergency” permitting distribution under this Plan is to be determined by the Committee based on the relevant facts and circumstances of each case and in accordance with Code Section 409A.

“Valuation Date” means the last calendar date when the New York Stock Exchange was open, or such other date as the Committee in its sole discretion may determine.

“Voting Power” means the rights vested, by law or the Company’s Certificate of Incorporation, in the stockholders, or in one or more classes of stockholders, to vote with respect to the election of directors.

3. Participation and Participant Elections.

3.1 Participation.  Participation in the Plan shall be limited to those individuals who (a) are Non-Employee Directors and (b) elect to participate in this Plan by filing a Participation Agreement with the Committee or its Designee.

3.2 Deferral of Cash Compensation.  Subject to the other terms and conditions of this Plan, a Participant may elect to defer up to a total of 100% of his or her Cash Compensation for a given Plan Year under the Plan (the “Deferral Amount”), expressed as either a dollar amount or a percentage of the Participant’s Cash Compensation for such Plan Year.

3.3 Deferral of Restricted Stock Units.

(a) Subject to the terms and conditions of this Section 3.3, if director equity compensation is awarded to the Participants in the form of Restricted Stock Units, a Participant may elect to defer, on a grant-by-grant basis, the receipt of all or a portion of the shares of Common Stock that he or she is entitled to receive in connection with the payout of those Restricted Stock Units (including, if applicable, any related dividend equivalent amounts under Section 4.4).  Such deferral election must be made during the applicable Section 3.4 enrollment period for the Plan Year in which the Restricted Stock Units are granted.

(b) A Participant’s deferred Restricted Stock Units shall be accounted for separately from his or her Deferral Amounts, and shall be subject to all of the provisions of this Plan except Sections 3.6, 4.1, and 4.2.

3.4 Election Timing and Effective Dates.

(a) A Participation Agreement must be filed prior to the December 31st immediately preceding the Plan Year for which it is effective or by such earlier deadline as the Committee may prescribe.

(b) Notwithstanding Section 3.4(a), a Participant who is newly eligible for the Plan (as determined in accordance with Treas. Reg. Section 1.409A-2(a)(7)) and who does not participate in any other account balance type nonqualified plan (as determined by Treas. Reg. Section 1.409A-1(c)) of the Company may file a Participation Agreement effective for the remainder of the initial Plan Year and applicable to compensation earned in the remainder of such Plan Year, but only if such election is made not more than 30 days after the Participant becomes eligible for the Plan.

3.5 Contents of Participation Agreement.  The Committee shall have the discretion to specify the contents of Participation Agreements.  Subject to Section 7, each Participation Agreement shall set forth: (a) the Deferral Amount and, if Restricted Stock Units will be granted during the Plan Year, whether the Participant is electing to defer payout of those Restricted Stock Units; (b) the period after which payment of the Deferral Amount and, if applicable, either the cash payout of, or the issuance of the Common Stock underlying, the deferred Restricted Stock Units are to be made or begin to be made (the “Deferral Period”); and (c) the form in which payments of the Deferral Amount and the deferred Restricted Stock Units, if applicable, are to be made, which may be a lump sum or in substantially equal annual installments of 2 to 5 years.  The Deferral Period may be expressed as ending on a specified date, upon the occurrence of an event (such as a Participant’s Separation from Service), or in accordance with such other terms and options that may be set forth in the Participation Agreement; provided, however, that the Deferral Period shall end no later than the date of Participant’s Separation from Service.

3.6 Modification or Revocation of Election by Participant.

(a) A Participant may not change the Deferral Amount during a Plan Year.  However, a Participant may discontinue participation if he or she experiences an Unforeseeable Emergency, by completing such forms, and subject to such limitations and restrictions, as the Committee may prescribe.  If approved by the Committee, revocation shall take effect as of the next regularly-scheduled date on which Cash Compensation is to be paid.  If a Participant discontinues participation during a Plan Year, he or she will not be permitted to participate again in the Plan until the later of six months from the date of discontinuance or the commencement of the following Plan Year.

(b) A Participant may make an election to change the time or form of his or her payment from the Plan as set forth in an existing Participation Agreement, but in accordance with Treas. Reg. Section 1.409A-2(b), such a change must include the lengthening of the Deferral Period by no less than five years from the original payment date under the Participation Agreement (as in effect before such amendment).  In addition, such amended Participation Agreement must be filed with the Committee or its Designee at least 12 months prior to the date of the first scheduled payment under the Participation Agreement (as in effect before such amendment), and will not be effective for 12 months.  Under no circumstances may a Participant’s Participation Agreement be retroactively entered into, modified, or revoked.

3.7 Vesting of Account.  Subject to Section 9.1, each Participant shall be 100% vested in his or her Account(s) at all times.

4. Maintenance, Crediting, and Investment of Accounts.

4.1 Maintenance of Accounts.

(a) The Deferral Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Committee to the Participant’s Account as and when such Deferral Amount would otherwise have been paid to the Participant.

(b) Separate Accounts shall be maintained for each Participant.  More than one Account may be maintained for a Participant as necessary to reflect separate Participation Agreements specifying different Deferral Periods, deferral sources, and/or forms of payment.  A Participant’s Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind.

4.2 Crediting of Accounts.

(a) Each Participant’s Account shall accrue interest at a rate determined by reference to Company’s cost of capital, with such accruals to begin as of the date such Participant’s Deferral Amounts are credited to his or her Accounts.

(b) The Committee shall determine the balance of each Account, as of each Valuation Date, by adjusting the balance of such Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 4.1(a) and Section 4.2(a) and distributions pursuant to Section 5 with respect to such Account since the preceding Valuation Date.

4.3 Statement of Accounts.  The Committee shall submit to each Participant quarterly statements of his or her Account(s) in such form as the Committee deems desirable, setting forth the balance to the credit of such Participant in his or her Account(s) as of the end of the most recently-completed quarter.

4.4 Treatment of Dividend Equivalents on Deferred Restricted Stock Units.  If a Participant elects to defer Restricted Stock Units that were granted with dividend equivalent rights, the dividend equivalent rights will be accounted for as provided in the applicable award agreement, but shall only be distributed to the Participant in tandem with the related payout of cash or shares of Common Stock underlying the Restricted Stock Units.

5. Distribution of Benefits.

5.1 Time and Form of Payment.  Unless otherwise stated in this Section 5, at the end of the Deferral Period for each Account, the Company shall pay to the Participant the balance of such Account at the time or times elected by the Participant in the applicable Participation Agreement; provided that if the Participant has elected to receive payments from an Account in a lump sum, the Company shall pay the balance in such Account (determined as of the most recent Valuation Date preceding or coinciding with the payment date) in a lump sum in cash as soon as practicable after the end of the Deferral Period (no later than 90 days after the Deferral Period).  If the Participant has elected to receive payments from an Account in installments, the Company shall make annual cash payments from such Account, each of which shall consist of an amount equal to (i) the balance of such Account as of the most recent Valuation Date preceding or coinciding with the payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid).  The first such installment shall be paid in January of the year specified in the Participation Agreement (for specified date payments), in January of the year following Separation from Service (for payments triggered by a Separation from Service) or as otherwise specified in the Participation Agreement upon reaching the end of the Deferral Period.  Each subsequent installment shall be paid in January of the following years and shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Account (if there is more than one such deemed investment).  If a Participant elects to defer an annual grant of Restricted Stock Units, the cash payout or shares of Common Stock underlying such grant (and any related dividend equivalent amounts under Section 4.4) shall be distributed at the time or times elected by the Participant in the applicable Participation Agreement, provided that if the Participant dies or becomes Disabled prior to such date, the cash payout or shares of Common Stock shall be distributed to in accordance with Section 5.2.

5.2 Death or Disability.  Notwithstanding the provisions of Sections 5.1 hereof and any Participation Agreement, if a Participant dies or becomes Disabled (whether before or after Separation from Service) prior to receiving full payment of his or her Account(s), the Company shall pay the remaining balance of his or her Account (determined as of the most recent Valuation Date preceding or coinciding with such event) to the Participant or, if the Participant is deceased, in accordance with Section 6, in a lump sum in cash as soon as practicable following the occurrence of such event (no later than 90 days after the event occurs).

5.3 Hardship Withdrawals.  Notwithstanding the provisions of Section 5.1 and any Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in his or her Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 5.3.  A distribution pursuant to this Section 5.3 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan.  An application for an early payment under this Section 5.3 shall be made to the Committee in such form and in accordance with such procedures as the Committee shall determine from time to time.  The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 5.3 shall be made by the Committee.

5.4 Withholding of Taxes.  Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

5.5 Acceleration of Payment.  A Participant shall have no right to compel any accelerated payment of amounts due to a Participant.  The Company may accelerate the payment of some or all of the amounts due to a Participant in a given year only in accordance with Code Section 409A and the terms of this Plan.

(a) Domestic Relations Orders. The Committee may, in its sole and absolute discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b) Conflicts of Interest.  The Committee may, in its sole and absolute discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any federal officer or employee in the executive branch to comply with an ethics agreement with the federal government.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c) Limited Cash-Outs.  The Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single plan under Code Section 409A.

(d) Payment Upon Income Inclusion Under Section 409A.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan if at any time the Plan fails to meet the requirements of Code Section 409A.  The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(e) Payment of State, Local, or Foreign Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount).  Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Code Section 3401 as a result of such payment and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional wages and taxes.  However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(f) Bona Fide Disputes as to a Right to a Payment.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount, if done in accordance with Treasury Regulation Section 1.409A-3(j)(4)(xiv).

(g) Plan Terminations and Liquidations.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.2.

(h) Other Events and Conditions.  A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.6 Delay of Payment.  The Company may delay a payment otherwise due hereunder to a date after the designated payment date under any of the following circumstances:

(a) Delay Due to Financial Considerations. Any payment required to be made on a date set forth under the terms of this Plan may be delayed if payment on the originally scheduled date would jeopardize the ability of the Company to continue as a going concern (in such case, payment will be made during the first taxable year after such payment no longer would have such effect).

(b) Legal Compliance.  If the Company reasonably anticipates that the making of the payment will violate applicable law, provided that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.  (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(c) Other Events and Conditions.  Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin, if a Participant is subject to the requirements of Exchange Act Section 16(a), the Participant’s balance in his or her Account(s) shall not be distributed on account of a Change in Control prior to the date that is one year after the date of the Change of Control, unless such balance is distributable pursuant to another provision of the Plan.

6. Beneficiary Designation.

6.1 Right to Designate Beneficiary.  Each Participant shall have the right, at any time, to designate any person, persons, or entity as his or her Beneficiary or Beneficiaries.  A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Committee, on such form and in accordance with such procedures as the Committee shall establish from time to time.

6.2 No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant shall be deemed to have designated the surviving spouse of the Participant as the designated Beneficiary.  If the Participant dies without a designated Beneficiary (or spouse as the deemed designated Beneficiary), then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

7. Administration.

7.1 Compensation Committee.  The Plan shall be administered by the Committee.  A majority of the members of the Committee shall constitute a quorum.  All resolutions or other action taken by the Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members.  Members of the Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

7.2 Committee Responsibilities.  The Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person.  The Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan.  All rules, interpretations, and decisions of the Committee shall be conclusive and binding on the Company, Participants, and Beneficiaries.

7.3 Ability to Delegate Responsibilities.  The Committee’s responsibilities shall include, but shall not be limited to, determining in the first instance issues related to eligibility, distribution of Deferral Amounts, determination of account balances, crediting of earnings and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan.  The Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, record keepers, and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

7.4 Limitation of Liability.  Neither a member of the Board nor any member of the Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan.  The Committee shall keep records of all of its proceedings and shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

7.5 Recusal.  Any member of the Committee who is due a benefit under the Plan shall recuse himself or herself from any Committee deliberations that concern such member’s benefits, including deliberations concerning such member’s eligibility for a benefit or his or her level of benefits.  The previous sentence shall not apply to deliberations that apply to Participants generally rather than the particular member at issue.

7.6 Recovery of Administration Expenses.  Any expense incurred by the Company or the Committee relative to the administration of this Plan shall be paid by the Company and/or may be deducted from the Accounts of the Participants, as determined by the Committee.

8. Amendment and Termination of Plan.

8.1 Amendment.  The Committee or its Designee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment.  The Committee shall have authority to approve administrative and technical amendments that do not materially increase the cost of the Plan.  The Company may amend the Plan in any other manner that does not cause adverse consequences under Code Section 409A or other guidance from the Treasury Department or IRS, provided that no amendments shall divest otherwise vested rights of Participants, or their Beneficiaries.

8.2 Company’s Right to Terminate.  The Committee may terminate the Plan (or, where allowed by Code Section 409A, a portion of the Plan) and accelerate any payments due (or that may become due) under the Plan under the following circumstances:

(a) Section 409A Change of Control.  The Plan termination occurs pursuant to an irrevocable action of the Committee that is taken within the 30 days preceding or the 12 months following a Section 409A Change of Control, and all other plans sponsored by the Company that are required to be aggregated with this Plan under Code Section 409A are also terminated with respect to each participant therein who provided services to the Company that underwent the Section 409A Change of Control (“Change of Control Participant”).  In the event of such a termination, the Accounts, together with amounts due to each Change of Control Participant under all aggregated plans, shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no later than 12 months after the date that the Committee or its Designee irrevocably approves the termination.

(b) Company’s Discretion.  In the discretion of the Committee, provided that: (i) all arrangements sponsored by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) if the same service provider participated in all of the arrangements are terminated; (ii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Company does not adopt a new arrangement that under Treasury Regulation Section 1.409A-1(c) that would be aggregated with the Plan if the same service provider participated in both arrangements, at any time within three years following the date of termination of the Plan.

(c) Dissolution or Bankruptcy Court Order.  Within 12 months of a corporate dissolution of the Company taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.

(d) Other.  Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

9. Miscellaneous.

9.1 Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for Non-Employee Directors.  All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.  Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.  Participants shall have no right to compel the investment of any amounts deposited in any such trust(s).

9.2 Nonassignability.  Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.3 Validity and Severability; Code Section 409A.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  If any provision of the Plan is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Code Section 409A.

9.4 Governing Law.  The validity, interpretation, construction, and performance of this Plan shall in all respects be governed by the laws of the State of Texas, without reference to principles of conflict of law, except to the extent preempted by federal law.

9.5 Status.  Nothing in this Plan or any instrument executed pursuant to this Plan will confer upon any Participant any right to continue as a director of the Company or affect the right of the Company to terminate the services of any Participant.

9.6 Underlying Plans and Programs.  Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the plans and programs pursuant to which compensation is earned and which is deferred under this Plan.

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As approved by the Compensation Committee and adopted by the Board of Directors on December 6, 2011.